Filed pursuant to
                                                                  Rule 424(b)(2)
                                                      Registration No. 33-59791


                                    CITICORP
                               U.S. $7,000,000,000
                    Global Medium-Term Senior Notes, Series C
                               U.S. $1,000,000,000
                 Global Medium-Term Subordinated Notes, Series C
                Due From 9 Months to 60 Years From Date of Issue

Pricing  Supplement,  dated  January 5, 1996
     (To  Prospectus  Supplement, dated August 7, 1995;
     to Prospectus, dated August 7, 1995)

                              DESCRIPTION OF NOTES

      The terms of the Subordinated Notes set forth in this Pricing Supplement supplement and modify, to the extent applicable, the description of general terms and provisions of Citicorp's Global Medium-Term Subordinated Notes, Series C, set forth in the accompanying Prospectus and Prospectus Supplement. Capitalized terms not defined herein shall have the meanings assigned to such terms in the accompanying Prospectus and Prospectus Supplement.


SUMMARY OF TERMS:

Title of Notes:               6.49% Subordinated Notes Due January 11, 2011
                              (the "Notes").
Aggregate
Principal Amount:             $10,000,000.00.

Price to Public:              100.00%

Issue Date:                   January 10, 1996.

Stated Maturity:              January 11, 2011.

Interest Rate:                6.49% per annum.

Interest Payment Dates:       Semi-annually on the 15th day of each February and
                              August,  commencing  February  15,  1996,  and  at
                              Stated Maturity.

Regular Record Dates:         The first day of the month in which each Interest
                              Payment Date occurs.

Sinking Fund:                 None.

Redemption:                   The Notes are not subject to redemption.

Selling Agent:                Smith Barney, Inc.

Agent's Commission:           .933%.

CUSIP Number:                 17303 MEN 5.